Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2021, relating to the financial statements of LCP Edge Intermediate, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, appearing in the Proxy Statement filed on March 24, 2021.
/s/ Deloitte & Touche LLP
Los Angeles, California
September 10, 2021